UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	July 28, 2008
Xenonics Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32469	84-1433854

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2236 Rutherford Road, Suite 123, Carlsbad, California		92008

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 448-9700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     Pursuant to a letter dated as of July 2, 2008 sent by Xenonics Holdings, Inc., a Nevada corporation (“Xenonics”), to 22 holders of warrants dated July 23, 2003 to purchase a total of 1,029,668 shares of Xenonics common stock, Xenonics offered each warrant holder an option to extend the expiration date of the warrant from July 23, 2008 to January 23, 2009 in exchange for increasing the exercise price of the warrant by 50%. Effective as of various dates ranging from July 3, 2008 to July 18, 2008, 10 holders of warrants to purchase a total of 839,668 shares of Xenonics common stock accepted this offer by entering into a letter agreement with Xenonics dated as of July 2, 2008, a form of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein. Prior to these amendments, the exercise price of the warrants ranged from $0.60 to $1.05 per share and, after the amendments, the exercise price of the warrants ranges from $0.90 to $1.58 per share.
     Three warrant holders elected not to accept Xenonics’ warrant amendment offer and instead exercised their warrants and acquired a total of 125,000 shares of Xenonics common stock at exercise prices ranging from $0.60 to $0.825 per share. Six warrant holders did not respond to Xenonics’ warrant amendment offer; their warrants, covering 65,000 shares of common stock, expired unexercised on July 23, 2008.
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of letter agreement dated July 2, 2008, between Xenonics Holdings, Inc. and various warrant holders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xenonics Holdings, Inc.
July 28, 2008	By:	/s/ Richard S. Kay
		Name:	Richard S. Kay
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Form of letter agreement dated July 2, 2008, between Xenonics Holdings, Inc. and various warrant holders.